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                                                                 EXHIBIT (j)(3)

                      NOTICE OF TERMINATION OF GUARANTEE
                    AS PUBLISHED IN THE WALL STREET JOURNAL
                             ON NOVEMBER 24, 2006

National Union Fire Insurance Company of Pittsburgh, Pa., a corporation organized under the laws of the Commonwealth of Pennsylvania (the "Guarantor"), hereby provides notice of termination of that certain General Guarantee Agreement, dated July 13, 1998 (the "Guarantee"), by the Guarantor, in favor of each party insured under policies issued by AIG Life Insurance Company, a corporation organized under the laws of the State of Delaware (the "Company"), effective December 29, 2006 at 4:00 p.m. Eastern Time (the "Termination").

The Guarantee shall remain in full force and effect with respect to the Obligations (as such term is defined in the Guarantee) of the Company outstanding or contracted or committed for (whether or not outstanding) prior to the Termination, until such Obligations of the Company shall be finally and irrevocably paid in full.